Exhibit 99.1

ITW Reports First Quarter 2024 Results

•Revenue of $4.0 billion, organic growth declined (0.6)% as expected
•Operating income of $1.13 billion, an increase of 16% includes $117 million benefit from a one-time LIFO accounting change (“item”); ex-item, operating income was $1.01 billion, an increase of 4%
•Operating margin of 28.4%, an increase of 420 bps; 25.4% ex-item, an increase of 120 bps as enterprise initiatives contributed 140 bps
•GAAP EPS of $2.73, an increase of 17%; EPS of $2.44 ex-item, an increase of 5%
•Reaffirming full-year organic growth guidance of 1 to 3% and raising full-year GAAP EPS guidance by $0.30 to a range of $10.30 to $10.70 per share

GLENVIEW, IL., April 30, 2024 - Illinois Tool Works Inc. (NYSE: ITW) today reported its first quarter 2024 results and raised guidance for full-year 2024.

“While the near-term demand environment across the majority of our segments was challenging as expected, the ITW team delivered a solid start to the year as operating income grew four percent, operating margin expanded 120 basis points to 25.4 percent, and EPS increased five percent to $2.44, excluding a one-time item,” said Christopher A. O’Herlihy, President and Chief Executive Officer. “Looking ahead, we expect current levels of demand across our end markets and favorable year-over-year comparisons will translate to positive organic growth through the balance of the year. Combined with our strong margin and profitability performance, I am confident that ITW is on track and well positioned to deliver on our 2024 performance targets including positive organic growth of one to three percent.”

First Quarter 2024 Results

First quarter revenue of $4.0 billion declined by one percent as organic growth declined by 0.6 percent. Foreign currency translation impact reduced revenue by 0.4 percent.

GAAP EPS increased 17 percent to $2.73 and included $0.29 of favorable impact from a one-time LIFO inventory accounting change. Excluding this item, EPS of $2.44 increased five percent. Operating income increased 16 percent to $1.13 billion and included $117 million of pre-tax impact from the one-time item. Excluding the one-time item, operating income grew four percent. Operating margin improved 420 basis points to 28.4 percent. Excluding the one-time item, operating margin improved 120 basis points to 25.4 percent as enterprise initiatives contributed 140 basis points. Operating cash flow was $589 million, and free cash flow was $494 million with a conversion of 68 percent to net income excluding the one-time item. During the quarter, the company repurchased $375 million of its own shares and the effective tax rate was 23.6 percent.

One-Time LIFO Inventory Accounting Change

As of December 31, 2023, the last-in, first-out ("LIFO") method was used to determine the cost of inventories at certain U.S. businesses representing approximately 23 percent of total inventories. During the first quarter of 2024, ITW changed the method used to determine the cost of inventory at these businesses from LIFO to the first-in, first-out ("FIFO") method to provide a more consistent and simpler method for valuing inventory across its operations. The company recorded the pre-tax cumulative effect of this change in accounting method of $117 million resulting in an increase to inventories and a reduction in cost of revenue in the quarter.

2024 Guidance

ITW is incorporating the impact of the one-time item into its full-year 2024 guidance and raising GAAP EPS by $0.30 to a range of $10.30 to $10.70 per share and operating margin by 50 basis points to a range of 26 to 27 percent with enterprise initiatives expected to contribute more than 100 basis points. The company projects revenue growth of two to four percent and organic growth of one to three percent based on current levels of demand and foreign exchange rates. Free cash flow is expected to exceed 100 percent of net income and the company plans to repurchase approximately $1.5 billion of its own shares. The projected effective tax rate is in the range of 24 to 24.5 percent.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule. The estimated guidance of free cash flow to net income conversion rate is based on assumptions that are difficult to predict, and estimated guidance for the most directly comparable GAAP measure and a reconciliation of this forward-looking estimate to its most directly comparable GAAP estimate have been omitted due to the unreasonable efforts required in connection with such a reconciliation and the lack of reliable forward-looking cash flow information. For the same reasons, the company is unable to address the potential significance of the unavailable information, which could be material to future results.

Forward-looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding global supply chain challenges, expected impact of inflation including raw material inflation and rising interest rates, the impact of enterprise initiatives, future financial and operating performance, free cash flow and free cash flow to net income conversion rate, organic and total revenue, operating and incremental margin, price/cost impact, statements regarding diluted income per share, expected dividend payments, after-tax return on invested capital, effective tax rates, exchange rates, expected timing and amount of share repurchases, end market economic and regulatory conditions, the impact of recent or potential acquisitions and/or divestitures, and the Company’s 2024 guidance. These statements are subject to certain risks, uncertainties, assumptions, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that could cause actual results to differ materially from the Company’s expectations include those that are detailed in ITW’s Form 10-K for 2023 and subsequent reports filed with the SEC.

About Illinois Tool Works

ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenue of $16.1 billion in 2023. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 45,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
In millions except per share amounts	2024	2023
Operating Revenue	$3,973	$4,019
Cost of revenue	2,145	2,341
Selling, administrative, and research and development expenses	676	675
Amortization and impairment of intangible assets	25	31
Operating Income	1,127	972
Interest expense	(71)	(60)
Other income (expense)	16	10
Income Before Taxes	1,072	922
Income Taxes	253	208
Net Income	$819	$714

Net Income Per Share:
Basic	$2.74	$2.34
Diluted	$2.73	$2.33

Cash Dividends Per Share:
Paid	$1.40	$1.31
Declared	$1.40	$1.31

Shares of Common Stock Outstanding During the Period:
Average	298.9	305.0
Average assuming dilution	300.0	306.1

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	March 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and equivalents	$959	$1,065
Trade receivables	3,238	3,123
Inventories	1,825	1,707
Prepaid expenses and other current assets	349	340
Total current assets	6,371	6,235

Net plant and equipment	1,973	1,976
Goodwill	4,904	4,909
Intangible assets	653	657
Deferred income taxes	462	479
Other assets	1,290	1,262
	$15,653	$15,518

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$2,066	$1,825
Accounts payable	597	581
Accrued expenses	1,512	1,663
Cash dividends payable	418	419
Income taxes payable	251	187
Total current liabilities	4,844	4,675

Noncurrent Liabilities:
Long-term debt	6,259	6,339
Deferred income taxes	380	326
Noncurrent income taxes payable	151	151
Other liabilities	998	1,014
Total noncurrent liabilities	7,788	7,830

Stockholders' Equity:
Common stock	6	6
Additional paid-in-capital	1,618	1,588
Retained earnings	27,523	27,122
Common stock held in treasury	(24,243)	(23,870)
Accumulated other comprehensive income (loss)	(1,884)	(1,834)
Noncontrolling interest	1	1
Total stockholders' equity	3,021	3,013
	$15,653	$15,518

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended March 31, 2024
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$816	$162	19.8%
Food Equipment	631	164	26.0%
Test & Measurement and Electronics	696	163	23.4%
Welding	476	156	32.7%
Polymers & Fluids	432	111	25.8%
Construction Products	488	143	29.4%
Specialty Products	440	130	29.7%
Intersegment	(6)	—	—%
Total Segments	3,973	1,029	25.9%
Unallocated	—	98	—%
Total Company	$3,973	$1,127	28.4%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q1 2024 vs. Q1 2023 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	3.4%	(1.4)%	(1.3)%	(3.5)%	(0.9)%	(7.0)%	5.5%	(0.6)%
Acquisitions/ Divestitures	—%	—%	0.8%	—%	—%	—%	(2.2)%	(0.1)%
Translation	(0.9)%	0.7%	(0.4)%	0.1%	(2.4)%	(0.3)%	0.5%	(0.4)%
Operating Revenue	2.5%	(0.7)%	(0.9)%	(3.4)%	(3.3)%	(7.3)%	3.8%	(1.1)%

Q1 2024 vs. Q1 2023 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	60 bps	(30) bps	(40) bps	(50) bps	(20) bps	(130) bps	110 bps	(20) bps
Changes in Variable Margin & OH Costs	300 bps	(50) bps	(20) bps	120 bps	140 bps	320 bps	200 bps	430 bps
Total Organic	360 bps	(80) bps	(60) bps	70 bps	120 bps	190 bps	310 bps	410 bps
Acquisitions/ Divestitures	—	—	(50) bps	—	—	—	50 bps	—
Restructuring/Other	10 bps	10 bps	—	10 bps	20 bps	—	50 bps	10 bps
Total Operating Margin Change	370 bps	(70) bps	(110) bps	80 bps	140 bps	190 bps	410 bps	420 bps

Total Operating Margin % *	19.8%	26.0%	23.4%	32.7%	25.8%	29.4%	29.7%	28.4%

* Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	30 bps	50 bps	170 bps	—	150 bps	10 bps	20 bps	60 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.06) on GAAP earnings per share for the first quarter of 2024.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2024	2023
Numerator:
Net income	$819	$714
Cumulative effect of change in inventory accounting method, net of tax (1)	(88)	—
Interest expense, net of tax (2)	54	46
Other (income) expense, net of tax (2)	(12)	(8)
Operating income after taxes	$773	$752

Denominator:
Invested capital:
Cash and equivalents	$959	$1,143
Trade receivables	3,238	3,201
Inventories	1,825	2,000
Net assets held for sale	—	9
Net plant and equipment	1,973	1,885
Goodwill and intangible assets	5,557	5,622
Accounts payable and accrued expenses	(2,109)	(2,103)
Debt	(8,325)	(8,380)
Other, net	(97)	(276)
Total net assets (stockholders' equity)	3,021	3,101
Cash and equivalents	(959)	(1,143)
Debt	8,325	8,380
Total invested capital	$10,387	$10,338

Average invested capital (3)	$10,249	$10,241

Net income to average invested capital (4)	32.0%	27.9%
After-tax return on average invested capital (4)	30.1%	29.4%

(1)    Represents the cumulative effect of the change from the LIFO method of accounting to the FIFO method for certain U.S. businesses ($117 million pre-tax, or $88 million after-tax).

(2)    Effective tax rate used for interest expense and other (income) expense for the three months ended March 31, 2024 and 2023 was 23.6% and 22.6%, respectively.

(3)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of the periods presented.

(4)    Returns for the three months ended March 31, 2024 and 2023 were converted to an annual rate by multiplying the calculated return by 4.

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

Twelve Months Ended
Dollars in millions	December 31, 2023
Numerator:
Net income	$2,957
Discrete tax benefit related to the second quarter 2023	(20)
Interest expense, net of tax (1)	204
Other (income) expense, net of tax (1)	(38)
Operating income after taxes	$3,103

Denominator:
Invested capital:
Cash and equivalents	$1,065
Trade receivables	3,123
Inventories	1,707
Net plant and equipment	1,976
Goodwill and intangible assets	5,566
Accounts payable and accrued expenses	(2,244)
Debt	(8,164)
Other, net	(16)
Total net assets (stockholders' equity)	3,013
Cash and equivalents	(1,065)
Debt	8,164
Total invested capital	$10,112

Average invested capital (2)	$10,214

Net income to average invested capital	29.0%
After-tax return on average invested capital	30.4%

(1)    Effective tax rate used for interest expense and other (income) expense for the year ended December 31, 2023 was 23.2%.

(2)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of each quarter within the period presented.

A reconciliation of the 2023 effective tax rate excluding the second quarter 2023 discrete tax benefit of $20 million related to amended 2021 U.S. taxes is as follows:

	Twelve Months Ended
	December 31, 2023
Dollars in millions	Income Taxes	Tax Rate
As reported	$866	22.6%
Discrete tax benefit related to the second quarter 2023	20	0.6%
As adjusted	$886	23.2%

FREE CASH FLOW (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2024		2023
Net cash provided by operating activities	$589		$728
Less: Additions to plant and equipment	(95)		(113)
Free cash flow	$494		$615

Net income	$819		$714

Net cash provided by operating activities to net income conversion rate	72%		102%
Free cash flow to net income conversion rate	60%	(1)	86%

(1)    Excluding the impact of the cumulative effect of the change from the LIFO method of accounting to the FIFO method for certain U.S. businesses ($117 million pre-tax, or $88 million after-tax), the free cash flow to net income conversion rate would have been 68%.

ADJUSTED NET INCOME PER SHARE - DILUTED (UNAUDITED)

Three Months Ended
March 31, 2024
As reported	$2.73
Cumulative effect of change in inventory accounting method, net of tax (1)	(0.29)
As adjusted	$2.44

(1)    Represents the cumulative effect of the change from the LIFO method of accounting to the FIFO method for certain U.S. businesses ($117 million pre-tax, or $88 million after-tax).